EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 23, 2013—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the quarter and year ended December 31, 2012.

Net income for the quarter ended December 31, 2012 was $1.740 million or $0.36 per share-basic and diluted, down from $1.786 million, or $0.37 per share-basic and diluted for the same quarter in 2011. Net interest income for the fourth quarter of 2012, after the provision for loan losses for the quarter, was $6.648 million, approximately 1.5% lower than the same period in 2011, due to a decrease in net interest income offset partially by a decrease in the provision for loan losses. The provision for loan losses for the quarter ended December 31, 2012 was $218 thousand compared to $408 thousand for the same period in 2011. The decrease in the provision reflects management’s assessment of estimated losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.74% in the fourth quarter of 2012 from 3.98% in the same period in 2011 primarily because of the decrease in yields on earning assets which was partially offset by the decline in rates paid on interest bearing deposits.

Non-interest income increased in the fourth quarter of 2012 by $421 thousand, or 22.2%, while non-interest expenses decreased $153 thousand, or 2.2%, compared to the same period in 2011. The increase in non-interest income was due primarily to an increase in gains on sales of investment securities. Non-interest expenses decreased primarily due to a $39 thousand decrease in other operating expense, a $206 thousand decrease in salaries and benefits partially offset by $91 thousand increase in occupancy expense.

Net income for the year ended December 31, 2012 decreased 7.1% to $6.784 million, or $1.40 per share-basic and $1.39 per share-diluted, from $7.218 million, or $1.49 per share-basic and diluted, for the year ended December 31, 2011. Net interest income for the year ended December 31, 2012, after the provision for loan losses, decreased 0.7% to $27.133 million from $27.337 million for the same period in 2011. Net interest margin for the year ended December 31, 2012, decreased to 3.93% in 2012 from 4.20% in the same period in 2011. The provision for loan losses for the year ended December 31, 2012 was $1.546 million compared to the provision of $2.995 million in 2011. The decrease in the provision reflects management’s assessment of estimated losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income decreased by $40 thousand, or 0.5%, and non-interest expense decreased by $144 thousand, or 0.5%, for the year ended December 31, 2012 when compared to the same period in 2011. The decrease in non-interest income was primarily due to a decrease in the gain of sales of investment securities partially offset by increases in service charges on checking accounts and other service fees. Non-interest expense decreased primarily due to a decrease in other operating expenses of $3 thousand and in salaries and benefits of $320 thousand, partially offset by an increase in occupancy expenses of $179 thousand.

Total assets as of December 31, 2012 increased to $880.840 million, up $26.895 million, or 3.1%, when compared to December 31, 2011. Deposits increased by $70.211 million, or 12.3%, and loans, net of unearned income decreased by $20.371 million, or 5.2%, when compared to December 31, 2011. The decrease in loans, net of unearned, was due to declining loan demand and repayments of existing loans. Investment securities increased $50.282 million or 13.6% to $420.908 million when compared to December 31, 2011. Non-performing assets increased by $2.965 million to $19.402 million at December 31, 2012 as compared to December 31, 2011, because of increases in non-accrual loans and loans 90 days or more past due and still accruing interest partially offset by a decrease in other real estate owned.

During 2012, the Company paid dividends totaling $0.88 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Twelve Months
	Ending December 31,		Ending December 31,
	2012	2011	2012	2011
Interest income and fees	$8,210	$8,762	$34,388	$36,974
Interest expense	1,344	1,603	5,709	6,642

Net interest income	6,866	7,159	28,679	30,332

Provision for loan losses	218	408	1,546	2,995

Net interest income after provision for loan losses	6,648	6,751	27,133	27,337

Non-interest income	2,315	1,894	7,402	7,442
Non-interest expense	6,743	6,898	26,100	26,244

Net income before taxes	2,220	1,747	8,435	8,535
Income taxes	480	-39	1,651	1,317

Net income	$1,740	$1,786	$6,784	$7,218

Earnings per share—basic	$0.36	$0.37	$1.40	$1.49

Earnings per share—diluted	$0.36	$0.37	$1.39	$1.49

Average shares outstanding-basic	4,861,411	4,843,911	4,856,584	4,842,353

Average shares outstanding-diluted	4,863,577	4,851,478	4,864,844	4,848,809

	As of	As of
	December 31,	December 31,
	2012	2011
Period End Balance Sheet Data:
Total assets	$880,840	$853,945
Total earning assets	802,219	760,744
Loans, net of unearned income	368,891	389,262
Allowance for loan losses	6,954	6,681
Total deposits	642,549	572,338
Long-term borrowings	68,674	68,677
Shareholders’ equity	88,869	86,079
Book value per share	$18.28	$17.77
Dividends paid per share	$0.88	$0.88

Period End Average Balance Sheet Data:
Total assets	$842,456	$829,177
Total earning assets	766,663	753,042
Loans, net of unearned income	374,286	407,748
Total deposits	592,723	543,711
Long-term borrowings	72,553	82,576
Shareholders’ equity	87,972	82,254

Period End Non-performing Assets:
Non-accrual loans	14,142	11,299
Loans 90+ days past due and accruing	578	269
Other real estate owned	4,682	4,869

Period End Net charge-offs as a percentage of average net loans	0.34%	0.66%
Period End Performance Ratios:
Return on average assets(1)	0.81%	0.87%
Return on average equity(1)	7.71%	8.78%

Period Ending Net Interest
Margin (tax equivalent)(1)	3.93%	4.20%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com